Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this current report of Argenta Systems, Inc. and its subsidiaries on Form 8-K, of my report dated May 26, 2006 regarding the consolidated financial statements of the above named entity.

I also consent to the reference to my Firm under the caption “Experts” in such current report.

/s/ E. Randall Gruber, CPA, PC

E. Randall Gruber, CPA, PC
Lake Saint Louis, Missouri 63367
November 13, 2006